UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 1, 2012 (January 26, 2012)

VANGUARD HEALTH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35204	62-1698183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee		37215
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code        (615) 665-6000

          Not applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

______________________________

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        On January 26, 2012, the Compensation Committee of the Board of Directors of Vanguard Health Systems, Inc. (the “Company”) adopted certain amendments to the cash bonus plan for the Company’s fiscal year ending June 30, 2012 (the “2012 Incentive Plan”) that was established pursuant to the Vanguard Health Systems, Inc. Annual Incentive Plan. The amendments to the 2012 Incentive Plan affected, among other officers, Michael E. Duggan, a Senior Vice President – Operations of the Company who serves as Market President of the Company’s Detroit, Michigan market and is a named executive officer of the Company.

With respect to Mr. Duggan, the amendments increased the target Adjusted EBITDA and target free cash flow performance goals for The Detroit Medical Center (“DMC”), each of which represents 25% of Mr. Duggan’s target bonus. When the Compensation Committee set the Adjusted EBITDA and free cash flow performance goals for DMC in September 2011, the Company had not owned DMC for an entire year as it was acquired effective January 1, 2011. After owning DMC for additional time and being able to review DMC’s financial performance for a longer period, the Compensation Committee thought the higher performance goals for Adjusted EBITDA and free cash flow were more appropriate.

In addition, the Compensation Committee decided that Mr. Duggan will not receive any bonus related to Adjusted EBITDA and free cash flow if DMC does not meet the target goals for those performance measures. Initially, the 2012 Incentive Plan provided that a threshold award of 20% of the target award relating to Adjusted EBITDA and free cash flow would be payable upon DMC reaching 96% of each of the Adjusted EBITDA and free cash flow goals, with increasing payout levels of 40% to 80% of the target award payable upon DMC reaching 97% to 99% of each of such goals (in each case calculated in evenly graduated increments). Further, the Compensation Committee changed Mr. Duggan’s bonus structure if DMC exceeds its target goals for Adjusted EBITDA and free cash flow. Originally, if DMC exceeded its Adjusted EBITDA and free cash flow targets, then Mr. Duggan was eligible to receive a cash award in addition to his target bonus award equal to 1% of the excess, up to a maximum award of 25% of his base salary related to Adjusted EBITDA and 25% of his base salary related to free cash flow. The Compensation Committee replaced this structure by establishing certain thresholds above the target performance goal (in each case calculated in evenly graduated increments) with increasing payout levels of 110% to 150% of the target award payable upon DMC reaching such goals.

Finally, the Compensation Committee adjusted the quality and experience goals for DMC, which represent, in the aggregate, up to 25% of Mr. Duggan’s target bonus.  The Compensation Committee removed one of the four quality and safety goals, as DMC only recently installed a clinical analytic system that could measure that goal, and shifted the incentive for that goal to one of the other quality and safety goals for which DMC is able to produce results for the full fiscal year. Also, being the first year in which DMC has measured employee engagement, which is one of the quality and experience goals, the Compensation Committee agreed that DMC could be measured by the improvement in its first year scores rather than by an absolute measure of its employee engagement.

Except for the amendments described in this Form 8-K, Mr. Duggan’s cash bonus plan for the 2012 Incentive Plan remains as established by the Compensation Committee in September 2011.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:   February 1, 2012                                VANGUARD HEALTH SYSTEMS, INC.
                                                                                                (Registrant)

                                                                        By: /s/ James H. Spalding
                                                                               James H. Spalding
                                                                               Executive Vice President, General Counsel and Secretary